Exhibit 99.1

Alico, Inc. Announces First Quarter of Fiscal Year 2013

Financial Results

Fort Myers, FL, February 6, 2013 — Alico, Inc. (“Alico”) (NASDAQ:ALCO), an American agribusiness and land management company, today announced financial results for its first quarter ended December 31, 2012.

Fiscal Year 2013 First Quarter Results

For the first quarter of fiscal year 2013, total operating revenue was $21.4 million as compared to $26.0 million for the first quarter of fiscal year 2012, a decrease of approximately 18%. The decrease in operating revenue was due to a decrease in sales of citrus fruit by our Alico Fruit Company and Citrus Groves segments, partially offset by an increase in sales of Sugarcane.

Historically, our agricultural operations have been seasonal in nature with the least amount of revenue being generated in the first and fourth fiscal quarters, while increasing in the second quarter and peaking in the third quarter. First quarter fiscal year 2013 included Citrus Groves revenues of $7.4 million compared to $8.4 million from the same period of fiscal year 2012, a decrease of approximately $1.0 million or 12% due to a decrease in market prices and the average pound solids per box for our early and mid-season varieties. Alico Fruit Company had revenues of $5.3 million for the first quarter of fiscal year 2013 as compared to $10.5 million from the same period of fiscal year 2012, a decrease of approximately $5.2 million or 50% due to a decrease in the number of boxes of fruit sold and lower market prices. Improved Farmland revenue was $8.0 million for the first quarter of fiscal year 2013 as compared to $6.3 million for the same period of fiscal year 2012, an increase of approximately $1.7 million or 27%, which includes the results of Sugarcane operations, which contributed revenues of $7.8 million for first quarter of fiscal year 2013 as compared to $6.1 million for the same period of fiscal year 2012, an increase of approximately $1.7 million or 28%. The favorable result was due to an increase of approximately 28% in standard tons of sugarcane harvested as compared to the first quarter of fiscal year 2012.

Total operating expenses for the first quarter of fiscal year 2013 were $17.6 million as compared to $20.5 million for the first quarter of fiscal year 2012, a decrease of approximately 14%. This decrease was primarily due to Alico Fruit Company selling 303,000 fewer boxes in the first quarter of fiscal year 2013. Gross profit for the first quarter of fiscal year 2013 was $3.8 million as compared to $5.5 million for the first quarter of fiscal year 2012, a decrease of approximately 31%. The decrease was primarily due to lower citrus prices in the Citrus Groves segment partially offset by the increase in Sugarcane gross profit.

Income from operations was $2.0 million for the first quarter of fiscal year 2013 as compared to $3.5 million for the first quarter of fiscal year 2012. Net income applicable to common stock for the first quarter of fiscal year 2013 was $1.0 million, or $0.14 per share, as compared to net income of $1.9 million, or $0.26 per share, in the first quarter of fiscal year 2012.

EBITDA (defined as net income excluding interest expense, income taxes and depreciation and amortization) for the first quarter of fiscal year 2013 was $4.2 million as compared to $5.5 million for the first quarter of fiscal year 2012. A reconciliation of EBITDA to the GAAP measure of net income is provided at the end of this release. The decrease of $1.3 million in EBITDA quarter-over-quarter is primarily due to the decrease in pre-tax net income of $1.7 million generated in the first quarter of fiscal year 2013 as compared to a pre-tax net income of $3.2 million in the same period of fiscal year 2012.

JD Alexander, Alico’s President and Chief Executive Officer, stated, “Our first quarter results were as expected. Our Citrus Groves segment’s sales and profitability were off compared to last year due to lower price per pound solids and lower pound solids per box. Our citrus crop appears to be in line with the State of Florida’s estimated 13% decrease in total boxes compared to 2012. However, Alico’s production per acre continues to outperform the state’s average production at a rate similar to last year. We continue to be insulated from the cash market by our production contracts which provide a minimum floored price of $1.60 per pound solids for this harvest season.”

Mr. Alexander continued, “We are encouraged by the increased profitability from our Sugarcane segment. We expect the increased profitability to continue as the production per acre as well as the acres in production increase over the prior year. We also incurred approximately $0.3 million in the first quarter in repair and maintenance expense to upgrade our fleet of trailers which negatively impacted earnings but we believe it allows us to continue to provide both internal and external citrus hauling services at a very high standard. Additionally, the Company continues its work on enhancement and repositioning of our lower income producing lands and we are progressing toward the closing of the USDA agreement we reached in September 2012.”

Balance Sheet and Liquidity

We had working capital of approximately $27.1 million at December 31, 2012 and $34.4 million at September 30, 2012. Cash used in operating activities was $2.9 million for the first three months of fiscal year 2013 as compared to $0.2 million during the first three months of fiscal year 2012. At December 31, 2012, $60.0 million was available under our revolving line of credit. Due to the seasonal nature of our business, working capital requirements are typically greater in the first and fourth quarter of our fiscal year coinciding with our planting cycles. Cash flows from operating activities typically improve in our second and third fiscal quarters as we harvest our crops. We plan to apply such cash flows towards other strategic capital expenditures.

About Alico

Alico, Inc. (“Alico”) is an American agribusiness and land management company built for today’s world and known for its legacy of achievement and innovation in citrus, sugar, cattle and resource conservation. We own approximately 130,400 acres of land in five Florida counties (Collier, Glades, Hendry, Lee and Polk). Our principal lines of business are citrus groves, improved farmland including sugar cane, cattle ranching and conservation, and related support operations. We also receive royalties from rock mining and oil production. Our mission is to create value for our customers, clients and shareholders by managing existing lands to their optimal current income and total returns, opportunistically acquiring new agricultural assets and producing high quality agricultural products while exercising responsible environmental stewardship.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor Contact:

Rubenstein Investor Relations

Tim Clemensen

(212) 843-9337

TClemensen@RubensteinIR.com

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA is an important measure to evaluate our results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. Unaudited EBITDA is summarized and reconciled to net income, which management considers being the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Quarter ended December 31,
	2013	2012
Net income	$1,038	$1,933
Total interest expense, net	367	469
Income taxes	636	1,231
Depreciation and amortization	2,152	1,896
EBITDA	$4,193	$5,529

ALICO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except for share amounts)

	December 31, 2012	September 30, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$902	$13,328
Restricted cash	—	2,500
Investments	258	257
Accounts receivable, net	7,778	3,071
Income tax receivable	1,031	1,327
Inventories	25,145	27,290
Assets held for sale	—	2,475
Other current assets	1,469	1,219
Total current assets	36,583	51,467

Investment in Magnolia Fund	5,686	5,607
Investments, deposits and other non-current assets	2,183	2,145
Deferred income taxes	2,168	2,168
Cash surrender value of life insurance	855	862
Property, buildings and equipment, net	128,577	122,834
Total assets	$176,052	$185,083

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,410	$4,929
Long-term debt, current portion	2,000	3,267
Accrued expenses	1,666	2,488
Income taxes payable	—	484
Dividend payable	589	883
Accrued ad valorem taxes	10	1,685
Other current liabilities	770	3,412
Total current liabilities	9,445	17,148

Long-term debt, net of current portion	35,500	36,633
Deferred retirement benefits, net of current portion	3,792	3,756
Total liabilities	48,737	57,537

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value. Authorized 1,000,000 shares; issued and outstanding, none	—-	—
Common stock, $1 par value; 15,000,000 shares authorized; 7,377,106 shares issued and 7,320,997 and 7,353,871 shares outstanding at December 31, 2012 and September 30, 2012, respectively	7,377	7,377
Additional paid in capital	9,056	9,053
Treasury stock at cost, 56,109 and 23,235 shares held at December 31, 2012 and September 30, 2012, respectively	(1,816)	(543)
Retained earnings	112,698	111,659

Total stockholders’ equity	127,315	127,546
Total liabilities and stockholders’ equity	$176,052	$185,083

ALICO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(dollars in thousands, except for share amounts)

	Three months ended December 31
	2012	2011
Operating revenues:
Citrus Groves	$7,393	$8,408
Agricultural Supply Chain Management	5,289	10,506
Improved Farmland	7,990	6,341
Ranch and Conservation	518	656
Other Operations	166	136
Total operating revenue	21,356	26,047
Operating expenses:
Citrus Groves	5,860	5,157
Agricultural Supply Chain Management	5,534	10,195
Improved Farmland	5,874	4,760
Ranch and Conservation	197	207
Other Operations	105	214
Total operating expenses	17,570	20,533
Gross profit	3,786	5,514
Corporate general and administrative	1,808	1,990
Income from operations	1,978	3,524
Other (expenses) income:
Interest and investment income, net	86	108
Interest expense	(367)	(469)
Other income, net	(23)	1
Total other (expenses)	(304)	(360)
Income before income tax expense	1,674	3,164
Income tax expense	636	1,231
Net income	$1,038	$1,933
Weighted-average number of shares outstanding:
Basic	7,354	7,354
Diluted	7,354	7,354

Earnings per common share amounts:
Basic	$0.14	$0.26
Diluted	$0.14	$0.26
Cash dividends declared per common share	$0.00	$0.04